EXHIBIT 10.17

October 18, 2006

Mr. Ray C. Dillon

103 Challain Drive

Little Rock, AR 72223

Dear Ray:

Pursuant to a decision by the Executive Compensation Committee of the Board of Directors of Deltic Timber Corporation, attached is the basis of remuneration and other items revised to conform with the IRS Code 409A should our company experience a change-in-control* or should you be terminated without cause.

I am pleased the Committee agreed to extend these potential benefits to you.

Sincerely,

R. Madison Murphy

Chairman, Executive Compensation

Committee of the Board of

Directors of Deltic Timber Corporation

*	Change-in-control shall have the same meaning as set forth in the Deltic Timber Corporation 2002 Stock Incentive Plan as amended.

A Change-in-Control (CIC) Agreement with a “double trigger” where in the event a change in control occurs and the President and CEO is involuntarily dismissed within two years without cause or suffers (i) a reduction in salary and potential bonus and/or (ii) a meaningful diminution in job responsibility as a consequence of such a change, he would receive the following:

a)	Two years base salary and target bonus

b)	Two years of health and such other welfare benefits as do not constitute nonqualified deferred compensation under Internal Revenue Code Section 409A

c)	Accelerated vesting of all stock options and restricted stock

d)	A lump sum payment of $20,000 to help defray the expenses of comprehensive executive outplacement services, such payment to be grossed up for all applicable federal and state taxes

e)	Should any of these actions attract excise tax, they would be grossed up

f)	Any cash payments made as the result of a dismissal without cause will be paid in one lump sum payment on the 15th day of the month following the month in which dismissal occurs

g)	Any cash payments made as the result of a reduction in salary and potential bonus and/or a meaningful diminution in job responsibility will be paid in one lump sum payment on the 15th day of the seventh month following the month the President and CEO separates from service

An Involuntary Severance Agreement for the President and CEO where in the event an involuntary termination of the President and CEO occurs without cause, he would receive the following:

a)	Two years base salary and target bonus

b)	Two years of health and welfare benefits

c)	Accelerated vesting of all stock options and restricted stock

d)	Comprehensive executive outplacement services

e)	Should any of these actions attract excise tax, they would be grossed up

f)	Any cash payments will be paid in one lump sum payment on the 15th day of the month following the month he is involuntarily terminated